Exhibit 3.9
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 VFINANCE, INC.

     vFinance, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is vFinance, Inc., which was originally known as Peachtree Fiberoptics, Inc. The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on February 12, 1992 (the "Original Certificate of Incorporation").

2. This Amended and Restated Certificate of Incorporation ("Restated Certificate of Incorporation") amends, restates and integrates the provisions of the Original Certificate of Incorporation and was duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law and, in accordance with Section 242 of the Delaware General Corporation Law, has been approved by the stockholders of the Corporation at a meeting of the stockholders held in accordance with Section 211 of the Delaware General Corporation Law.

3. The text of the Original Certificate of Incorporation of the Corporation is hereby amended, restated and integrated to read in its entirety as follows:

                                       I.

 The name of the corporation is: vFinance, Inc. (hereinafter the "Corporation").

                                       II.

          The Corporation shall have perpetual duration.

                                      III.

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                       IV.

     The total number of shares of all classes of stock which the Corporation shall have the authority to issue is One Hundred Two Million Five Hundred Thousand (102,500,000) shares consisting of the following:

     (A) Common Stock. The common stock of the Corporation shall consist of One Hundred Million (100,000,000) shares of common stock, par value $.01 per share ("Common Stock"). The holders of the Common Stock shall be entitled to one vote for each share on all matters required or permitted to be voted on by stockholders of the Corporation, and

     (B) Preferred Stock. There may be authorized up to Two Million Five Hundred Thousand (2,500,000) shares of preferred stock, par value of $.01 per share ("Preferred Stock"), which may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such preferred stock as adopted by the Board of Directors pursuant to the authority in this paragraph given.

                                       V.

     The Board of Directors of the Corporation is hereby expressly authorized to make, amend, repeal or otherwise alter the by-laws of the Corporation, except that so long as any Preferred Stock is outstanding, the Article of the By-laws entitled "Amendments" may not be amended, repealed, or otherwise altered without the approval or consent of the holders of at least (i) a majority of the outstanding shares of the Common Stock of the Corporation, voting as a separate class, and (ii) a majority of the outstanding shares of the Preferred Stock of the Corporation, voting as a separate class.

                                       VI.

     The directors of the Corporation shall not be required to be elected by written ballots.

                                      VII.

     To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same presently exists or may hereafter be amended, no director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director.

                                      VIII.

     The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle and the name of the Corporation's registered agent at such address is Corporation Service Company.

                                      * * *

     IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by the Chief Executive Officer and President this 28th day of November 2006.


                                     /s/ Leonard J. Sokolow
                                     -----------------------------------------
                            Name:    Leonard J. Sokolow
                            Title:   Chief Executive Officer and President